Exhibit 10.8
SEVERANCE AGREEMENT
(NON-CHANGE IN CONTROL)

THIS SEVERANCE AGREEMENT (NON-CHANGE IN CONTROL), effective September 25, 2012, is by and between Con-way Truckload Inc. (the "Employer"), and Saul Gonzalez (the "Executive").
WHEREAS, the Employer and the Executive desire to enter into a severance agreement to set forth the terms and conditions on which the Employer will make available to the Executive certain severance payments and benefits in the event of the Executive’s termination of employment in certain circumstances other than in connection with a Change in Control;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Employer and the Executive hereby agree as follows:

•	The attached Terms and Conditions are incorporated herein and made a part of this Agreement.

•	Subject to the other provisions of this Agreement, if the Executive incurs a Severance the Executive shall be entitled to receive from the Employer:

(i)	The Severance Payment (the amount of which shall be determined using a multiple (the “Severance Multiple”) of one and one-half).

(ii)	The Outplacement Services at a cost to the Employer not to exceed $25,000; and

(iii)	The Severance Benefits for a period of 18 months following the Severance Date (the “Severance Period”).

In addition, if the Executive incurs a Severance, the Executive’s unvested Qualifying Long-Term Incentive Awards shall vest in accordance with and to the extent provided in the Vesting Provisions, using a number of months (the “Number of Months”) equal to 18. Nothing in this Agreement shall modify or otherwise affect the vesting provisions or other terms of any of Executive’s long-term incentive awards which are not Qualifying Long-Term Incentive Awards.

•
If the Executive transfers to and becomes an employee of the Company or an Affiliate, the Employer shall assign this Agreement to the Company or the Affiliate (as applicable) which shall become the Employer and shall assume the obligations of the Employer.

CON-WAY TRUCKLOAD INC. By: /s/ Stephen Krull________ Name: Stephen Krull Title: Secretary	EXECUTIVE By: /s/ Saul Gonzalez_________ Name: Saul Gonzalez

TERMS AND CONDITIONS OF SEVERANCE AGREEMENT (NON-CHANGE IN CONTROL)
Table of Contents

1. Definitions............................................................................................	2

2. Prior Arrangements; CIC Severance Agreements.................................	6

3. Compensation Other Than Severance Payment and Severance Benefits...............................................................	7

4. Severance Payment and Severance Benefits; Outplacement Services; Vesting of Qualifying Long-Term Incentive Awards...........	7

5. Notice of Termination...........................................................................	9

6. Restrictive Covenants.........................................................................	10

7. General Provisions..............................................................................	13

Exhibit A – Waiver and Release of Claims..............................................	16

Exhibit B – Assignment and Assumption of Agreement.........................	18

1.	DEFINITIONS. As hereinafter used:
"Affiliate" means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, including any Business Unit.
“Agreement” means the Severance Agreement (Non-Change in Control) to which these Terms and Conditions are attached, including the Terms and Conditions, which are incorporated by reference in the Agreement.
“Board” means the Board of Directors of the Company.
“Business Unit” is defined in Section 2 of the EIP.
“Cause" for termination by the Employer of the Executive's employment (following the applicable procedures set forth in Section 5) means (i) fraud, misappropriation or embezzlement by the Executive against the Employer, the Company or any Affiliate, (ii) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Employer (other than any such failure resulting from the Executive's incapacity due to Disability) after a written demand for substantial performance is delivered to the Executive by or on behalf of the Employer Board, which demand specifically identifies the manner in which the Employer Board believes that the Executive has not substantially performed the Executive's duties, or (iii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Employer, the Company or an Affiliate, monetarily or otherwise. For purposes of clauses (ii) and (iii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Employer, the Company or an Affiliate.

“Change in Control” has the meaning set forth in the CIC Severance Agreement.

“CIC Severance Agreement” means the Severance Agreement (Change in Control) effective as of September 25, 2012, as amended, entered into by the Executive and the Employer.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, supplemented or substituted from time to time.
“Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Company" means Con-way Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.
“Disability” means a physical or mental illness or condition causing the Executive's inability to substantially perform the Executive’s duties with the Employer.
“EIP” means the Company’s 2006 Equity and Incentive Plan, 2012 Equity and Incentive Plan, or any successor plan, each as may be amended from time to time.
“Employer” means the entity specified in the first paragraph of the Agreement or any assignee or successor. The last bullet of the Agreement provides that, if the Executive transfers to the Company or an Affiliate, the Agreement will be assigned, resulting in a change in the Employer. A draft form of assignment and assumption is attached as Exhibit B.
“Employer Board” means the Board of Directors of the Employer.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.
“Executive” means the individual specified in the first paragraph of the Agreement.
“Health Benefits” means health maintenance organization, insured or self-funded medical, dental, vision, prescription drug and behavioral health benefits.
“Involuntary Termination” means the actual termination of the Executive’s employment by the Employer for any reason other than death, Disability, Cause or Change in Control. Under no circumstances shall any alleged constructive termination of the Executive’s employment constitute an Involuntary Termination.
“Number of Months” has the meaning specified in the Agreement.
“Outplacement Services” means professional outplacement services determined by the Employer to be suitable to the Executive’s position. The maximum amount that the Employer will pay for such services is set forth in the Agreement. The outplacement services shall be made available until the earlier of (i) such time as the aggregate cost to the Employer of the outplacement services reaches the maximum amount specified in the Agreement, and (ii) the date on which the Executive obtains another full-time job. The Employer will not pay the Executive cash in lieu of professional outplacement services.

"Person" means any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (i) the Company or its Affiliates, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or its Affiliates, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock.

“Qualifying Long-Term Incentive Award” means:

(i)
a stock option, stock appreciation right (“SAR”) or similar award, or a restricted stock or restricted stock unit (“RSU”) award (whether cash-based or equity-based, and whether payable in cash or in stock);

(ii)	that is outstanding on the Severance Date;

(iii)	that has a vesting period that is longer than one year in duration; and

(iv)	that is non-performance-based or, if performance-based, is based solely on changes in the price of the Company’s common stock.
"Severance" means an Involuntary Termination.
“Severance Benefits” means Health Benefits substantially similar to those provided to Executive and Executive’s dependents by or on behalf of the Executive’s Employer immediately prior to the Severance Date, in accordance with the applicable benefit plan eligibility requirements and policies. To the extent possible, the Health Benefits shall be provided at the Employer’s expense through COBRA, in accordance with the applicable plans, programs or policies of the Company. For any portion (if any) of the Severance Period in which the Health Benefits cannot be provided through COBRA, the Employer shall promptly purchase, at its own expense and at no cost to the Executive, an individual policy from an A-rated third party insurer under which Executive and Executive’s dependents shall receive the benefits described above (with no preexisting condition limitations). With respect to each of Executive and Executive’s dependents who are provided Health Benefits by or on behalf of the Executive’s Employer immediately prior to the Severance Date, the Health Benefits shall be provided from the Severance Date until the earliest to occur of (A) the expiration of the Severance Period, (B) the date on which Executive or Executive’s dependent(s), as applicable, becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion; provided, however, for avoidance of doubt, benefits made available to one or more of Executive and Executive’s dependents by the employer of Executive’s spouse shall not reduce the Health Benefits otherwise available, except to the extent the Executive’s spouse elects to receive such benefits from his or her employer, (C) the date on which Executive or the Executive’s dependent(s), as applicable, becomes entitled to benefits under Medicare and (D) the date on which Executive becomes eligible for retiree medical coverage offered by the Company or its Affiliates. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any.

Executive shall promptly notify Employer if, prior to the expiration of the maximum period of coverage, the Executive or any of the Executive’s dependents becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or becomes entitled to benefits under Medicare.
The Employer may limit any reimbursement to the Executive to the excess, if any, of the cost to the Executive of Health Benefits over such cost immediately prior to the Severance Date.
If the Executive dies, the Employer shall continue to provide the Executive’s dependents with the Health Benefits otherwise receivable on the same basis as if the Executive had survived.
If any such benefits are treated as deferred compensation subject to Code section 409A and the Executive is a Specified Employee, the Executive shall pay the full cost of such benefits for the first six months after the Severance Date and the Employer shall reimburse the Executive for such payments as soon as practicable thereafter but not later than nine (9) months from the date the Executive paid such costs.
"Severance Date" means the date on which an Executive incurs a Severance, which shall be the date of termination as determined under Section 5.2.
“Severance Multiple” has the meaning set forth in the Agreement.
"Severance Payment" means, in lieu of any other severance payments or benefits pursuant to any other plan or agreement of the Employer, the Company or any Affiliate to which the Executive is otherwise entitled, an amount equal to the product of (i) the Severance Multiple multiplied by (ii) the sum of (A) the Executive's annual base salary immediately prior to the time of Severance and (B) the Executive's Target Bonus for the calendar year immediately prior to the calendar year in which the Severance occurs.
“Severance Period” has the meaning set forth in the Agreement.
“Specified Employee” has the meaning set forth in the Con-way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees, as amended and restated in December 2008 and as subsequently amended from time to time.
“Target Bonus” means, for any calendar year, an amount equal to (i) the Executive’s Annual Compensation (as defined in the Company’s Executive Incentive Plan) for that calendar year multiplied by (ii) the Participation Percentage (as defined in the Executive Incentive Plan) applicable to executives in the Executive’s grade level (i.e., E1, E2, E3, E4 or E5) for that calendar year, as determined by the Compensation Committee of the Board; provided, however, that, with respect to such calendar year, if the Executive was not employed by the Employer for the entire calendar year, Annual Compensation shall mean the Executive’s annualized base salary, determined as of the date such Executive commenced employment with the Employer. “Target Bonus” shall be determined in the manner provided in the preceding sentence whether or not the Executive is a participant in the Executive Incentive Plan during that calendar year, and shall not be based on the Executive’s target bonus under any other annual incentive plan in which the Executive participates during that calendar year. If during the calendar year for which the Target Bonus is determined the Executive has not been assigned to an executive grade level of E1, E2, E3, E4 or E5, the Executive’s grade level for purposes of this definition shall be the grade level between E1 and E5 that the Compensation Committee of the Board has determined is equivalent to the Executive’s actual grade level.

“Taxes” means all federal, state, local and other taxes, to the extent applicable to all or any part of the Severance Payment and/or Severance Benefits.
“Terms and Conditions” means these terms and conditions.
“Vesting Provisions” means:

(a)
for each stock option, stock appreciation right (“SAR”) or similar award, and for each non-performance based restricted stock or restricted stock unit (“RSU”) award, in each case that is a Qualifying Long-Term Incentive Award scheduled to vest in installments over time, all unvested options, SARs or similar units, shares of restricted stock or RSUs included in such award that are scheduled to vest on or before the date that is the Number of Months after the Severance Date shall vest; and

(b)
for each stock option, SAR or similar award, and for each non-performance based restricted stock or RSU award, in each case that is a Qualifying Long-Term Incentive Award subject to cliff-vesting, a percentage of the award shall vest, with the percentage determined by dividing the Number of Months by the total number of months in the cliff-vesting period.

Example 1: Assume the Number of Months applicable to Executive A is 18. On January 26, 2009 Executive A received a stock option grant that is scheduled to vest in three equal installments, on January 1, 2010, January 1, 2011 and January 1, 2012, respectively. Executive A incurs a Severance on December 20, 2009. On the Severance Date the stock option installments scheduled to vest on January 1, 2010 and January 1, 2011 would vest but the installment scheduled to vest on January 1, 2012 (more than 18 months after the Severance Date) would not vest under the Vesting Provisions.
Example 2: Assume the Number of Months applicable to Executive A is 18. On January 26, 2009 Executive A received a grant of 10,000 restricted stock units with 36 month cliff vesting. Executive A incurs a Severance on December 20, 2009. On the Severance Date 5,000 restricted stock units (18 months/36 months) would vest under the Vesting Provisions.

2.	PRIOR ARRANGEMENTS; CIC SEVERANCE AGREEMENTS.

2.1
The parties agree that all prior employment, separation, severance, termination, change of control, or similar agreements, arrangements, or plans (other than the CIC Severance Agreement), whether oral or written, covering the Executive are terminated and superseded and any notice periods with respect to such terminations are deemed satisfied or explicitly waived.

2.2
The parties further agree that the CIC Severance Agreement is intended to provide for severance payments and benefits to be made available to the Executive (on the terms and subject to the conditions contained therein) only upon a qualifying severance in connection with a Change in Control, and that this Agreement is intended to provide for severance payments and benefits to be made available to the Executive (on the terms and subject to conditions contained herein) only in connection with a qualifying severance occurring other than in connection with a Change in Control. In no event and under no circumstances shall the Executive be entitled to receive severance payments and benefits under both the CIC Severance Agreement and under this Agreement.

3.	COMPENSATION OTHER THAN SEVERANCE PAYMENT AND SEVERANCE BENEFITS.

3.1
If the Executive shall incur a Severance, the Employer shall pay the Executive's full salary to the Executive through the Severance Date at the rate in effect immediately prior to the Severance Date, together with all compensation and benefits payable to the Executive through the Severance Date under the terms of the Employer’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Severance Date.

3.2
If the Executive shall incur a Severance, the Employer shall pay to the Executive the Executive's normal post termination compensation and benefits as such payments become due (other than severance payments under any severance plan as in effect immediately prior to the Severance). Such post termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Severance.

4.	SEVERANCE PAYMENT AND SEVERANCE BENEFITS; OUTPLACEMENT SERVICES; VESTING OF QUALIFYING LONG-TERM INCENTIVE AWARDS.

4.1
Subject to the other provisions of this Agreement (including, without limitation, Section 5 of these Terms and Conditions), if the Executive incurs a Severance, the Executive shall be entitled to receive from the Employer the Severance Payment, the Severance Benefits and the Outplacement Services. In addition, the Executive’s unvested Qualifying Long-Term Incentive Awards shall vest in accordance with and to the extent provided in the Vesting Provisions.

4.2
Subject to Section 4.3, the Severance Payment and any Severance Benefits that are payable in cash shall be payable to the Executive, in each case less amounts withheld for Taxes as required under applicable law, within sixty days following the Severance Date; provided, however, that the Executive shall not be eligible to receive the Severance Payment, Severance Benefits or Outplacement Services unless the Executive (or, in the event of the death of the Executive, the executor, personal representative or administrator of the Executive's estate) first executes and delivers to the Company a written release substantially in the form attached as Exhibit A hereto within the timeframe specified in the written release (but in no event later than 45 days following the Severance Date) and such release becomes effective pursuant to the terms of such release.

The Executive shall be liable for the payment of all Taxes. The Employer shall be entitled to withhold from amounts to be paid to the Executive hereunder any Taxes which it is from time to time required to withhold.

4.3
Notwithstanding any other provision in this Agreement, to the extent any payments of the Severance Payment, Severance Benefits or Outplacement Services constitutes payments of nonqualified deferred compensation, within the meaning of Code section 409A, then (A) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid or provided in the second taxable year and (B) if the Executive is a Specified Employee as of the Severance Date, each such payment that would have been paid prior to the six-month anniversary of the Severance Date shall be delayed until the earlier to occur of (i) the date that is six (6) months and one (1) day after the Severance Date and (ii) the date of the Executive’s death.

4.4
In the event that the Executive or a dependent of the Executive believes that he or she is not receiving the full amounts to which he or she is entitled under the Agreement, such person may make a claim to the Employer Board and the claims procedure set forth in Section A of the Administrative Appendix to the Con-way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees, as amended and restated in December 2008 and as subsequently amended from time to time (the “DCP”), shall apply with the Employer Board treated as the Committee. Although claims for amounts under this Agreement are governed by claims procedures under the DCP that also apply to ERISA-covered claims, neither this Agreement nor any amounts payable hereunder are, or are intended to be, governed by ERISA.

4.5
Any further dispute or controversy arising under or in connection with the Agreement which remains after the final decision of the Employer Board as contemplated by Section 4.4 shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association’s National Rules for Resolution of Employment Disputes as then in effect. Such arbitration shall be conducted in the metropolitan area closest to where the Executive lives. Judgment may be entered on the arbitrator's award in any court having jurisdiction over such metropolitan area; provided however, that the Executive shall be entitled to seek specific performance of his or her right to be paid or to receive benefits hereunder during the pendency of any dispute or controversy under or in connection with this Agreement. The fees and expenses of the arbitrator and the arbitration shall be borne by the Employer.

If, for any legal reason, a controversy arising from or concerning the interpretation or application of this Agreement cannot be arbitrated as provided above, the parties agree that any civil action shall be brought in United States District Court in the metropolitan area closest to where the Executive lives or, only if there is no basis for federal jurisdiction, in state court closest to where the Executive lives. The parties further agree that any such civil action shall be tried to the court, sitting without a jury. The parties knowingly and voluntarily waive trial by jury.

Notwithstanding the foregoing, if at the time a dispute or controversy arises the Executive is working outside of the United States, and if at such time the Executive maintains a residence in the United States, the dispute or controversy will be resolved (i) by arbitration in the metropolitan area closest to the Executive’s residence in the United States or (ii) by litigation in the United States District Court in the metropolitan area closest to the Executive’s residence in the United States or, only if there is no basis for federal jurisdiction, in state court closest to the Executive’s residence in the United States. If the Executive does not maintain a United States residence at such time, the dispute or controversy will be subject to arbitration in Ann Arbor, Michigan or to litigation in the United States District Court for the Eastern District of Michigan (or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Michigan).

4.6
The Employer shall pay to the Executive all legal fees and expenses incurred by the Executive in seeking in good faith to obtain or enforce any benefit or right provided by the Agreement. Such payment shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require. The Employer shall not be obligated to pay legal fees and expenses incurred by any person other than the Executive or the Executive’s successor in interest hereunder. However, the Employer shall be obligated to pay legal fees and expenses incurred by the Executive on behalf of the Executive’s dependents and legal fees and expenses incurred by the estate of the Executive on behalf of the Executive or the Executive’s dependents.

4.7
The Employer agrees that, if the Executive incurs a Severance, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive hereunder. Further, the amount of any payment or benefit provided for in the Agreement shall not be reduced (except as provided in the definition of Severance Benefits) by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Employer, or otherwise.

5.    NOTICE OF TERMINATION.

5.1
Any Involuntary Termination shall be communicated by written notice from the Employer to the Executive in accordance with Section 7.9, and shall follow the applicable procedures set forth in this Section 5. A notice of termination for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Employer Board at a meeting of the Employer Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive of no less than thirty (30) days and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Employer Board and to have no less than thirty (30) days to substantially cure the acts or omissions that are the basis for Executive’s termination of employment) finding that, in the good faith opinion of the Employer Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

5.2
The notice of termination from the Employer shall specify the date of termination, which shall not be less than ten (10) days from the date such notice of termination is given. Once the Employer has specified a date of termination in a notice of termination, the date of termination may not be changed except by mutual consent of the Employer and the Executive.

6.    RESTRICTIVE COVENANTS.

6.1 (a)
Confidential Information. The Executive agrees, during the Executive’s employment and at all times thereafter, that he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate, or take any action which may result in the use, sale, disclosure, or communication, of any Confidential Information (defined below), other than as required by law or as authorized in advance by the Employer in the course of the Executive's assigned duties and for the benefit of Employer.

(b) “Confidential Information” as used in this Agreement includes all confidential competitive, pricing, marketing, proprietary and other information, knowledge, materials or data (whether or not reduced to writing) relating or belonging to Employer, any of its subsidiaries, affiliated companies or businesses, including but not limited to all confidential or proprietary information furnished or disclosed or otherwise obtained by the Executive during the Executive's employment with the Employer, and further including but not limited to, the Employer’s, and its parent’s, subsidiaries’, and affiliates’ legal matters, technical data, systems and programs, financial and planning data, business development or strategic plans or data, organizational and operating plans or strategies, marketing plans or strategies, software development, product development, pricing, current and prospective customer lists and information, trade secrets, personnel information (including without limitation the identity of Company employees, their responsibilities, competence and abilities, and compensation), computer programs, patented or unpatented inventions, discoveries and improvements, information concerning planned or pending acquisitions or divestitures, information concerning planned or pending investments, information concerning purchases of major equipment or property, and other privileged or confidential business information. “Confidential Information” does not include information that lawfully is or becomes generally and publicly known outside of the Employer and its affiliates other than through the Executive’s breach of this Agreement or breach by another person of some other obligation.
(c)    Nothing herein prohibits the Executive from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court, administrative agency or arbitrator (as applicable) of competent jurisdiction, provided that the Executive shall first promptly notify the Company if the Executive receives a subpoena, court order or other order requiring any such disclosure, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure.

6.2
Non-Solicitation. The Executive agrees that, during the Executive's employment and at all times thereafter during the Severance Period, the Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise), solicit, induce, or attempt to persuade any employee or agent of the Employer or any of its affiliates to leave such employment or other relationship or association with the Employer or any such affiliate in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Employer.

6.3
Non-Disparagement. The Executive agrees, during the Executive's employment and at all times thereafter, not to make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticizes or disparages or damages the reputation, goodwill, or standing in the community of the Employer, the Company or any Affiliate, or their respective employees, officers, directors, products or services. Notwithstanding the foregoing, nothing herein shall prohibit statements that are protected by applicable law or otherwise prohibit the Executive from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

6.4
Competition. The Executive agrees that, during the Executive’s employment with the Employer, and for a period of twelve (12) months following the Severance Date (irrespective of the reason for the Executive’s termination and without any reduction or modification), the Executive shall not, without the prior written consent of the Employer Board, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise) engage in, become a partner, director, officer, principal, employee, consultant, investor, creditor, stockholder in, or otherwise perform services for, any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its subsidiaries or affiliates which is engaged or proposes to engage or hereafter engages in the performance of services or provision of products relating to and competitive directly or indirectly with the business of regional and transcontinental less-than-truckload and full-truckload freight transportation, contract logistics and supply-chain management, and multimodal freight brokerage (the “Business”) in any geographic area in which the Company is or was engaged in or actively planning to engage in the Business as of the Executive’s Severance Date or during the previous twelve (12) month period; provided, however, that the Executive is not prohibited from owning one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange.

6.5
Return of Property. Except as authorized by the Employer, the Executive will not remove from the Employer’s premises any property of the Employer, its affiliates, or the actual and prospective clients of any of them, including without limitation any documents or things containing any Confidential Information, computer programs and drives or storage devices of any kind (portable or otherwise), files, forms, notes, records, charts, or any copies thereof (collectively, "Property"). Immediately following the termination of the Executive's employment for any or no reason, the Executive shall return to the Employer all Property, including without limitation any and all laptops and other computer equipment, Blackberries and similar devices, cellphones, credit cards, keys and other access cards, and electronic and hardcopy files.

6.6
Reasonableness. In the event the provisions of this Section 6 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

6.7	Equitable Relief.
(a)     Executive hereby acknowledges that, by virtue of his or her unique relationship with the Employer and/or its affiliates, the Executive has acquired and had access to, or will acquire and have access to, Confidential Information and will also develop a unique and comprehensive familiarity with the Employer and its Business and Affiliates, which the Executive would not have otherwise had but for his or her employment, and which the Executive acknowledges are valuable assets of the Employer and its affiliates. Executive acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate business interests of Employer and its affiliates, that the Employer would not have entered into the Agreement in the absence of such restrictions, and that any violation of any provision of this Section 6 will result in immediate and irreparable injury to Employer and its affiliates for which damages cannot be readily calculated and for which damages are an inadequate remedy. By entering into the Agreement, the Executive represents that his or her experience and capabilities are such that the restrictions contained in this Section 6 will not unreasonably restrict his or her post-employment opportunities. The Executive further represents and acknowledges that (i) he or she has been advised by Employer to consult his or her own legal counsel in respect of this Agreement, and (ii) that he or she has had full opportunity, prior to agreeing to enter into the Agreement, to review thoroughly this Agreement with his or her counsel.
(b)     Executive agrees that Employer and its affiliates shall be entitled to preliminary and permanent injunctive relief to prevent any actual or threatened breach or any continuing breach by the Executive of the covenants contained in this Section 6, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. The Executive further agrees to reimburse the Employer and its affiliates for all costs and expenditures, including but not limited to reasonable attorneys’ fees and court costs, incurred by any of them in connection with the successful enforcement of any of their rights under Section 6. In the event that any of the provisions of this Section 6 should ever be adjudicated by a court or arbitrator of competent jurisdiction to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction or to otherwise be unreasonable or unenforceable, then such provisions shall be deemed modified or limited in such jurisdiction so that, as modified or limited, such provisions may be enforced to the maximum time, geographic, service, or other limitations permitted by applicable law.
(c)    The running of the time periods set forth in this Section 6 shall be tolled during the period of any breach by the Executive of this Section 6 and during the period of any dispute involving the breach, applicability, scope, duration or other aspect of any of the provisions of this Section 6 whether or not any party has filed a lawsuit. The provisions of this Section 6 shall remain in full force and effect for the duration of such breach or dispute, until the breach or dispute is fully and finally resolved by either (i) the written agreement of the parties to each such dispute or (ii) a final, non-appealable order from a court of competent jurisdiction, at which point the time-period of such provisions shall again commence running, unless such agreement or order (as applicable) expressly provides otherwise.

(d)     Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Section 6, including without limitation, any action commenced by the Employer or the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Michigan, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Michigan, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 7.9.

6.8	Survival of Provisions. The obligations contained in this Section shall survive the termination of Executive's employment with Employer and shall be fully enforceable thereafter.
7.    GENERAL PROVISIONS.

7.1
Except as otherwise provided herein or by law, no right or interest of the Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under the Agreement shall be liable for, or subject to, any obligation or liability of such Executive. When a payment is due under the Agreement to an Executive who is unable to care for his or her affairs, payment may be made directly to the Executive’s legal guardian or personal representative.

7.2
If the Employer, the Company or any Affiliate is obligated pursuant to applicable law or by virtue of being a party to a contract (other than this Agreement) to pay severance pay, a termination indemnity, notice pay or the like or if the Employer, the Company or any Affiliate is obligated by law to provide advance notice of separation ("Notice Period"), then any Severance Payment hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

7.3
Neither the entering into of this Agreement, nor the payment of any benefits hereunder shall be construed as giving the Executive, or any person whomsoever, the right to be retained in the service of the Employer, and the Executive shall remain subject to discharge to the same extent as if the Agreement had never been executed.

7.4
If any provision of the Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Agreement shall be construed and enforced as if such provisions had not been included.

7.5
The Company, the Employer and the Executive intend for the Agreement to comply with the requirements of Code section 409A such that none of the payments hereunder will result in compensation to be includible in the Executive's income pursuant to Code section 409A(a)(1)(A). The Agreement shall be interpreted in a manner consistent with such intent.

The payments to Executive pursuant to this Agreement are also intended to be exempt from Code section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purpose, any installment paid to Executive under this Agreement shall be considered a separate payment.

If any provision of the Agreement would cause compensation to be includible in the Executive’s income pursuant to Code section 409A(a)(1)(A), such provision shall be void, and the Employer shall have the unilateral right to amend the Agreement retroactively for compliance with Code section 409A in such a way as to achieve substantially similar economic results without causing such inclusion. Any such amendment shall be binding on the Executive. In the event the Agreement does not comply with the requirements of Code section 409A, the Executive will be solely responsible for any adverse tax consequences to the Executive.

To the extent any amounts under this Agreement are payable by reference to Executive’s Severance Date or “termination of employment” such terms and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Code section 409A.

Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all documentation reasonably required by Employer, and shall be paid to Executive within 30 days following receipt of such documentation, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

7.6
The Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Employer and its successors and assigns, and by the Executive and by the personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive. If the Executive shall die while any amount would still be payable to the Executive (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the executors, personal representatives or administrators of the Executive's estate.

7.7	The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement.

7.8
The Agreement shall not be funded. The Executive shall not have any right to, or interest in, any assets of the Employer which may be applied by the Employer to the payment of benefits or other rights under the Agreement.

7.9
All notices and all other communications provided for in the Agreement (i) shall be in writing, (ii) shall be hand delivered, sent by overnight courier or by United States registered mail, return receipt requested and postage prepaid, addressed, in the case of the Employer, to the principal office of the Employer, attention President, and in the case of the Company, to 2211 Old Earhart Road, Ann Arbor, Michigan, 48105, attention President and General Counsel, and in the case of the Executive, to the last known address of the Executive, and (iii) shall be effective only upon actual receipt.

7.10
The Agreement shall be construed and enforced according to the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof) to the extent not preempted by federal law, which shall otherwise control.

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

In consideration of, and subject to, the payment to be made to me by ____________ (the “Employer”) of the "Severance Payment" (in each case as defined in the Severance Agreement (Non-Change in Control), effective as of _________, entered into between me and the Employer (the "Agreement")), I hereby waive any claims I may have for employment or re-employment by the Employer or any parent or subsidiary of the Employer after the date hereof, and I further agree to and do release and forever discharge the Employer and any parent or subsidiary of the Employer, and their respective past and present officers, directors, shareholders, insurers, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Employer or any parent or subsidiary of the Employer, or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Acts, Age Discrimination in Employment Act as amended by the Older Workers’ Benefits Protection Act, Employee Retirement Income Security Act of 1974, Americans with Disabilities Act, or any other federal, state or local legislation or common law relating to employment or discrimination in employment or otherwise; provided however, that no claim that I may have against the Employer in any capacity other than as an Employer shall be waived pursuant to this Waiver and Release.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims shall adversely affect (i) my rights to ongoing Severance Benefits under the terms of the Agreement; (ii) my rights to benefits (other than severance payments or benefits) under plans, programs and arrangements of the Employer or any parent or subsidiary of the Employer; (iii) my rights to indemnification under any indemnification agreement, applicable law or the certificates of incorporation or bylaws of the Employer or any parent or subsidiary of the Employer, (iv) my rights under any director's and officers' liability insurance policy covering me, (v) my workers compensation rights, or (vi) my unemployment insurance rights.

I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Employer’s acknowledgment of my rights reserved under the second paragraph above.

I understand that this release will be deemed to be an application for benefits under the Agreement and that my entitlement thereto shall be governed by the terms and conditions of the Agreement and any applicable plan. I expressly hereby consent to such terms and conditions.

I acknowledge that (i) I am waiving any rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”); (ii) I have received consideration beyond that to which I was previously entitled; (iii) I have been given forty-five (45) days to review and consider this Waiver and Release of Claims (unless I have signed a written waiver of such review and consideration period); (iv) I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by the Employer to do so if I choose; and (vi) I have been separately furnished a written schedule of all persons, listed by job title and age, within the affected decisional unit who were selected and not selected for the benefits extended by this Agreement, as may be required by the ADEA. I may revoke this Waiver and Release of Claims seven days or less after its execution by providing written notice to the Employer.

I acknowledge that it is my intention and the intention of the Employer in executing this Waiver and Release of Claims that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, to the extent applicable to me, and expressly I consent that this Waiver and Release of Claims shall be given full force and effect according to each and all of its express terms and provisions, including as well those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

I acknowledge that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of this Waiver and Release of Claims and which, if known or suspected at the time of executing this Waiver and Release of Claims, may have materially affected this settlement.

Finally, I acknowledge that I have read this Waiver and Release of Claims and understand all of its terms.

Signature

Name

Date Signed

EXHIBIT B

Assignment and Assumption of
Severance Agreement
Between ____________ and
______________,
As of ___________

____________ (the “Old Employer”) and ______________ (the “Executive”) have entered into a Severance Agreement (Non-Change in Control) effective ______________ (the “Agreement”). The Executive is transferring employment from the Old Employer to ____________ (the “New Employer”), effective ________. The last bullet of the Agreement provides that, if the Executive transfers to the Company or an Affiliate, the Old Employer shall assign the Agreement to the Company or Affiliate. To order to carry out the provisions of the last bullet of the Agreement –

1.	The Old Employer hereby assigns the Agreement to the New Employer.

2.	The New Employer hereby assumes the obligations of the Old Employer under the Agreement.

3.	The assignment and assumption are effective as of the date employment is transferred.

4.	The Executive hereby acknowledges receipt of notice of the assignment and assumption.

THE OLD EMPLOYER By: ___________________________ Name: Title:	THE NEW EMPLOYER By: ___________________________ Name: Title:
EXECUTIVE ______________________________ Name: